EXHIBIT 5

                                                      August 17, 1998


Insilco Holding Co.
425 Metro Place North
Dublin, Ohio 43017

Ladies and Gentlemen:

               We are acting as special counsel for Insilco Holding Co. (the "Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 22,916 shares of common stock, par value $0.001 per share (the "Common Stock"), deliverable in accordance with the Insilco Holding Co. Direct Investment Program (the "Program") and 200,000 shares of Common Stock deliverable in accordance with the Insilco Holding Co. Stock Option Plan (the "Plan").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Program and the Plan as we have deemed necessary or advisable for the purposes of this opinion.

               Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Program or the Plan, as the case may be, when delivered in accordance with the Program or the Plan, as the case may be, upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

               We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                        Very truly yours,

                                                        Davis Polk & Wardwell